EXHIBIT 1.2
             RESOLUTIONS OF THE BOARD OF DIRECTORS OF
               AMERICAN FIDELITY ASSURANCE COMPANY


          WHEREAS, it is determined to be in the best interest of American Fidelity Variable Annuity Fund A ("Account A"), a separate account of American Fidelity Assurance Company ("American Fidelity") established and maintained in accordance with Section 6061 of the Oklahoma Insurance Code, and of the owners of variable annuity contracts that are supported by Account A (the "Contract Owners") to reorganize Account A into a unit investment trust separate account to be named American Fidelity Separate Account A ("Continuing Account A") and to transfer the portfolio assets of Account A to the newly-created American Fidelity Dual Strategy Fund, Inc. (the "Fund") in exchange for shares of the Fund of equal value (the "Reorganization");

          NOW, THEREFORE, BE IT RESOLVED, that the proposed Reorganization of Account A into a unit investment trust (Continuing Account A) such that the portfolio assets and related liabilities of Account A will be transferred intact to the Fund in exchange for shares of the Fund of equal value, be, and it hereby is approved and authorized.

          RESOLVED FURTHER, that American Fidelity will assume all costs to be incurred in effecting the proposed
Reorganization.

          RESOLVED FURTHER, that the proposed Agreement and Plan of Reorganization by and among American Fidelity, Account A and the Fund (the "Agreement"), substantially in the form presented to the Board of Directors and made a part of the records of this meeting, is hereby approved and authorized.

          RESOLVED FURTHER, that the appropriate officers of American Fidelity are hereby authorized and directed to do all things necessary and appropriate in compliance with all applicable federal and state laws and regulations to effect and consummate the Reorganization, including but not limited to all things specified in these resolutions, subject to approval by Account A Contract Owners to the extent such approval is required by law and the Rules and Regulations of Account A.

          RESOLVED FURTHER, that the transfer of the portfolio assets of Account A to the Fund pursuant to the terms of the Agreement is hereby approved and authorized.

          RESOLVED FURTHER, that a meeting of Account A Contract Owners called to approve the Reorganization is hereby approved and authorized with dates, times, places, record dates and notice requirements to be determined by the Board of Managers of Account A.

          RESOLVED FURTHER, that approval and authorization are hereby granted for the filing of any application, and amendments thereto, for exemptions from Section 17(a) of the Investment Company Act of 1940 (the "1940 Act") and such other sections of the 1940 Act and rules thereunder as may be necessary and appropriate to proceed with the Reorganization.

          RESOLVED FURTHER, that contingent upon the consummation and completion of the Reorganization, as of the effective date thereof, the termination of Account A's management and investment advisory agreement with American Fidelity and any other agreements and arrangements relating to the operation of Account A as a management investment company is hereby approved and authorized.

          RESOLVED FURTHER, that the filing with the Securities and Exchange Commission ("Commission") of a Form N-14 registration statement on behalf of Account A in connection with the Reorganization, including the filing of any amendments thereto and all matters properly incident thereto, is hereby approved and authorized.

          RESOLVED FURTHER, that the filing with the Commission of a post-effective amendment on Form N-4 to the existing Form N-3 registration statement on behalf of Account A in connection with the restructuring of Account A into a unit investment trust is hereby approved and authorized.

          RESOLVED FURTHER, that the appropriate officers of American Fidelity and each of them is hereby authorized to take all actions necessary to maintain the registration of Continuing Account A as a unit investment trust under the 1940 Act, and to take such related actions as they deem necessary and appropriate to carry out the foregoing.

          RESOLVED FURTHER, that the officers of American Fidelity and each of them is hereby authorized to transfer funds from time to time between American Fidelity's general account and Continuing Account A as deemed appropriate and consistent with the terms of the Contracts and applicable laws; and to establish criteria by which American Fidelity shall institute procedures to provide for a pass-through of voting rights to Contract Owners with respect to the shares of any investment company which are held by Continuing Account A, to the extent required by applicable law.

          RESOLVED FURTHER, that American Fidelity is hereby authorized to act as depositor for Continuing Account A and provide, or cause to be provided, all administrative services in connection with the establishment and maintenance of Continuing Account A and in connection with the issuance and maintenance of the Contracts, all on such terms and subject to such modifications as the officers shall deem necessary or appropriate to effectuate the foregoing.

          RESOLVED FURTHER, that Stephen P. Garrett is hereby appointed as agent for service of process of American Fidelity to receive notices and communications from the Commission with respect to such registration statements or exemptive applications as may be filed on behalf of American Fidelity concerning Account A or Continuing Account A, and to exercise the powers given to such agent in the rules and regulations of the Commission under the Securities Act of 1933 and the 1940 Act.

          RESOLVED FURTHER, that the officers and directors of American Fidelity and each of them is hereby authorized to execute and deliver all such documents, reports and other papers, including, without limitation, the Agreement, post-effective amendments to the existing Form N-3, a registration statement on Form N-14, any application for exemptions from the 1940 Act, and to do or cause to be done all such acts as he or she may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof, all with the advice and assistance of counsel, auditors and such other consultants as may be appropriate.

          RESOLVED FURTHER that (1) the income, if any, and gains and losses, realized and unrealized, on Continuing Account A shall be credited to or charged against such separate account without regard to other gains or losses of American Fidelity's general account or other separate accounts, and (2) no separate account shall be chargeable with liabilities arising out of any other business of American Fidelity.